Exhibit 10.1

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is made by and between Peter A. Zorn (“Zorn”) and Targacept, Inc. (“Targacept” or the “Company”), including all Targacept predecessor entities and all affiliated entities, and provides as follows.

RECITALS

A. Zorn is presently employed by Targacept pursuant to an Employment Agreement dated March 13, 2008 (the “Employment Agreement”), most recently serving as Targacept’s Senior Vice President, Legal Affairs, General Counsel and Secretary.

B. Zorn has decided to resign voluntarily and terminate his employment with the Company.

C. The Company and Zorn have agreed that it is in their mutual best interest to work cooperatively to ensure an appropriate and orderly transition following Zorn’s resignation.

D. Targacept desires to engage Zorn as an independent contractor to provide the Company with access to his knowledge, experience with the Company and certain services following his resignation, and Zorn desires to accept such engagement and provide the Company with access to such knowledge, experience and services, in each case on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Targacept and Zorn hereby covenant and agree as follows:

1. RESIGNATION AND TERMINATION OF EMPLOYMENT. Zorn acknowledges that, on August 13, 2013, he voluntarily tendered his resignation of employment and all offices held with the Company incident to his employment, effective at the close of business on September 30, 2013 (the “Resignation Date”) and Targacept has accepted Zorn’s resignation effective on the Resignation Date. Zorn’s employment with the Company shall terminate on the Resignation Date.

2. EFFECTIVENESS OF AGREEMENT. To accept the terms of this Agreement, Zorn must return a signed copy of this Agreement to Targacept, Inc., 100 North Main Street, Suite 1510, Winston-Salem, NC 27101-4072, Attn: Stephen A. Hill, President and Chief Executive Officer and Attn: General Counsel. This Agreement shall become effective on the eighth (8th) day after the date Zorn signs and returns a copy to the Company, but only if Zorn has not exercised the ADEA Revocation Right as defined in and as provided in Section 18. For clarity, if Zorn exercises the ADEA Revocation Right, this Agreement shall be null and void and of no force or effect.

3. ENGAGEMENT FOR TRANSITION PERIOD; TRANSITION SERVICES.

(a) The Company hereby engages Zorn as an independent contractor for the period beginning on the day following the Resignation Date, and, subject to Section 7, ending on December 31, 2013 (the “Transition Period”) to render, as an independent contractor, the Transition Services (as defined in Section 3(b)), and Zorn hereby accepts such engagement, in each case subject to the terms and conditions of this Agreement.

(b) During the Transition Period, Zorn shall make himself available to Targacept to discuss matters related to Targacept’s business, legal and regulatory affairs or otherwise to facilitate an orderly transition for the Company as the Company may reasonably request from time to time (the “Transition Services”); provided that in no event shall (i) Zorn be required to provide more than five (5) hours of Transition Services in any week during the Transition Period, (ii) Zorn be required to travel to perform Transition Services and (iii) the Company request that Zorn provide any legal advice or legal opinions during the Transition Period, whether as part of Transition Services or otherwise. The Company acknowledges and agrees that any and all information and service provided by Zorn to the Company during the Transition Period, including all Transition Services, are provided solely for informational purposes and are not offered as and do not constitute legal advice or legal opinions. All requests for Transition Services by Targacept shall be made or confirmed in writing or email by the Company’s highest ranking legal counsel or by the President and CEO before any such services are undertaken or provided.

4. TRANSITION PAY AND BENEFITS. In consideration and exchange for all of Zorn’s promises under this Agreement, the release and waiver set forth in Section 11 and Zorn’s performance of Transition Services in accordance with this Agreement, the Company shall provide Zorn with the transition pay and benefits set forth below.

(a) The Company shall pay Zorn at a rate of $300 per hour for his performance of any and all Transition Services under this Agreement. Zorn shall keep accurate records of his time spent on Transition Services each day, which shall be made available to Targacept upon request. Following the end of each month during the Transition Period, Zorn shall submit an invoice to Targacept that includes the total hours spent by Zorn on the Transition Services for that month, rounded up to the nearest quarter hour, and a brief description of the services provided. Such monthly invoices should be submitted to Targacept no later the 15th day of each month (or next business day thereafter). Such invoices shall be paid by Targacept within thirty (30) days.

(b) Subject to the terms and conditions of that certain letter agreement between Zorn and Targacept of even date herewith (the “Stock Option Letter Agreement”), the vesting of certain Targacept stock options previously issued to Zorn will be accelerated and the exercise period of certain Targacept stock options previously issued to Zorn will be extended. The terms and conditions of the Stock Option Letter Agreement are hereby incorporated by reference into this Agreement.

(c) The Company shall not be responsible for withholding taxes with respect to payments and benefits provided to Zorn under this Agreement. Zorn shall be responsible for all federal, state and local tax liabilities arising from such payments and benefits, and Zorn agrees to indemnify and hold harmless the Company from any and all tax liabilities arising from any and all payments and benefits provided under this Agreement.

5. REIMBURSEMENT OF EXPENSES. To the extent that (i) the Company requests Zorn to travel, and Zorn agrees to travel, to perform Transition Services and (ii) the projected expenses for such travel are approved prior to Zorn’s incurrence by the Company in such format or following such process as the Company may reasonably determine, the Company will reimburse Zorn for his reasonable airfare, lodging and meal expenses actually incurred, subject to receipt by the Company of adequate supporting documentation and provided that the Company shall not be required to reimburse an amount greater than the amount of pre-approved projected expenses. Except as provided in this Section 5, Zorn shall be responsible for all office, administrative, telephone (including cell phones, smart phones, PDAs, etc.), overhead and other expenses incurred in the performance of Transition Services or otherwise to fulfill his obligations hereunder.

6. MANNER OF PERFORMANCE. Zorn shall retain the right to control the time, manner and method of executing Transition Services, subject to the reasonable satisfaction of the Company and provided that, in any event, Zorn shall comply with all applicable Company policies and procedures and all applicable laws, regulations and rules of any local, state, or federal unit of government. Zorn shall determine his daily work schedule and shall determine and work the number of hours necessary to perform Transition Services in a timely, efficient and professional manner. Subject to Section 5, Zorn shall supply his own equipment and supplies needed to perform Transition Services.

7. EARLY TERMINATION OF TRANSITION PERIOD. Notwithstanding anything in this Agreement to the contrary, the Company may terminate the Transition Period effective immediately by written notice to Zorn in the event that: (a) Zorn breaches any material term of this Agreement and, if curable, such breach has not been cured ten (10) days after the Company gives written notice of the breach to Zorn; or (b) the Company reasonably believes that Zorn (i) has engaged in theft, fraud, embezzlement or unauthorized use of the property of the Company; or (ii) is convicted of a felony or engages in any other conduct that, in the reasonable judgment of the Company, causes damage to the Company’s reputation or standing in the community or industry in which it operates; provided that, for clarity but without limiting the generality of the foregoing, a failure by Zorn in any month during the Transition Period to perform Transition Services reasonably requested by Targacept shall constitute a material breach of this Agreement. Upon termination of the Transition Period, the Company’s obligations to provide compensation under Section 4(a) of this Agreement shall cease immediately and Zorn, for himself and for his heirs, successors, assigns, or anyone else claiming under or through Zorn, agrees that neither he nor any of the foregoing shall have any right to further compensation under Section 4(a) of this Agreement beyond any compensation due for any Transition Services actually provided by Zorn as of the effective date of such termination.

8. INDEPENDENT CONTRACTOR STATUS; NO RIGHT TO BENEFITS. Zorn understands and agrees that the relationship created by this Agreement is purely contractual and that no employment relationship is intended, or should be inferred, from this Agreement or from the performance of the Company’s obligations under this Agreement. Zorn’s relationship to the Company during the Transition Period shall be that of an independent contractor, and Zorn shall not be entitled to, or eligible for, on either a prospective or a retrospective basis, any employee benefits under any plans or programs established or maintained by the Company.

9. NO AUTHORITY TO BIND. Zorn shall have no right or authority, expressed or implied, to commit or otherwise obligate the Company to any third party in any manner. Zorn agrees that the Company shall not be obligated to third parties with which Zorn may make agreements or to which Zorn may direct payments without the Company’s prior written consent.

10. NO PRIOR OBLIGATION. Zorn acknowledges and agrees that: (a) the payments and benefits that Zorn receives or for which Zorn is eligible under this Agreement are of value to Zorn; (b) the Company had no prior legal obligation to provide some or all of such payments and benefits; and (c) Zorn would not be entitled to some or all of such payments and benefits if not for this Agreement.

11. GENERAL RELEASE AND WAIVER OF CLAIMS BY ZORN. Zorn, for himself and for his heirs, successors, assigns, or anyone else claiming under or through Zorn, hereby forever discharges and releases Targacept, its predecessor, affiliated or subsidiary entities, and its and their respective directors, officers, stockholders, affiliates, employees, agents, representatives, and assigns (all of the foregoing, collectively, the “Releasees”), and each of them, from any and all claims, liabilities, actions or causes of action of any kind or character whatsoever, whether at law or in equity, whether known or unknown, whether contingent or absolute. This general release and waiver of claims includes, without limitation, claims for personal injuries, back pay, losses or damage to real or personal property, economic loss or damage of any kind, breach of contract (express or implied), defamation, breach of any covenant of good faith (express or implied), tortious interference with contract, wrongful termination, business or personal tort, misrepresentation, or any other losses or expenses of any kind (whether arising in tort, contract or by statute) arising out of Zorn’s employment relationship with Targacept and any other alleged acts or omissions by the Releasees not expressly excluded herein. Zorn acknowledges that this general release and waiver of claims applies both to known and unknown claims that may exist between Zorn and any of the Releasees as of the date he signs this Agreement.

Zorn expressly acknowledges and agrees that this release and waiver of claims includes but is not limited to a release of any and all rights, claims, or causes of action arising under any employment, stock option or other agreement (whether written, oral or implied) or under any state or federal constitution, statute, law, rule, regulation, or common-law principle of tort, contract or equity, except for the obligations of Targacept under this Agreement. This waiver of claims specifically includes but is not limited to any action under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq. (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101, et seq., the Family and Medical Leave Act, 42 U.S.C. § 2601, et seq., any common law or statutory claim of wrongful discharge, the Employment Retirement Income Security Act of 1976, as amended, and any claims for any entitlement to severance, vacation pay, accrued paid leave, commissions, reimbursements or attorney’s fees pursuant to any contract or state or federal law.

By entering into this Agreement, the Company and Zorn understand and agree that Zorn does not waive any rights or claims that he might have that arise as a result of any conduct that occurs after the date he signs this Agreement, any rights or claims that he might have under that certain Indemnification Agreement between Zorn and the Company made and entered into as of April 11, 2006 (the “Indemnification Agreement”) that arise as a result of any claims asserted or proceedings initiated after the date he signs this Agreement, any claims for continuation rights under COBRA, or any rights or claims that cannot be waived by law.

Zorn acknowledges and agrees that: (i) any and all monies due and owing to Zorn from Targacept, including, without limitation, any and all compensation, wages, commissions, benefits, expense reimbursements, vacation/leave time, and any other payments due and owing Zorn from Targacept, have heretofore been unconditionally and timely paid to Zorn and that Targacept has satisfied each and every obligation owing to Zorn, except for: (A) Zorn’s regular base salary through the Resignation Date, which shall be paid by Targacept in arrears in accordance with its customary payroll practices; (B) Zorn’s eligible, unused floating holiday and vacation days as of Resignation Date; (C) the amount set forth in Section 1 of the Retention Award Agreement between Zorn and Targacept dated January 17, 2013 (the “Retention Award Agreement”), subject to the terms and conditions of the Retention Award Agreement, which amount shall be payable to Zorn within thirty (30) days after September 30, 2013; (D) the amounts to be paid to Zorn by Targacept pursuant to this

Agreement; and (E) any reimbursable business expenses actually and reasonably incurred prior to the Resignation Date (including, without limitation, out-of-pocket expenses, not to exceed $2,000 in the aggregate, associated with continuing legal education for 2013), which shall, to the extent consistent with all applicable Company policies and practices and supported by adequate documentation, be paid by Targacept in accordance with its customary practices; and (ii) there are no stock options, stock grants, equity compensation, bonus commitments or incentive compensation of any kind or nature whatsoever which are due and owing to Zorn (including, without limitation, with respect to Targacept’s annual cash incentive award program, commonly referred to within Targacept as its bonus program, with respect to 2013 or any other year) and no such payment or entitlement will accrue or become due and owing after the Resignation Date.

12. AGREEMENT TO COOPERATE. In addition to, and not in lieu of, Zorn’s other obligations hereunder, Zorn agrees to cooperate in all reasonable respects (including, without limitation, by providing sworn testimony in affidavits, depositions, or trials) in assisting in the prosecution or defense of any claims, demands, complaints, or lawsuits filed by or against, or threatened against, any of the Releasees that involve facts or decisions in which or about which he had, or is alleged to have had, input or knowledge for so long as Targacept may require. Targacept will reimburse Zorn for any out-of-pocket expenses that are both approved by Targacept prior to incurrence by Zorn and actually and reasonably incurred by Zorn in the performance of this Section 12.

13. COVENANTS.

(a) Zorn acknowledges and affirms his obligations under Section 5 of the Employment Agreement, which survive the Resignation Date. Zorn and the Company further hereby acknowledge and agree that the obligations of Zorn under Section 5(b) of the Employment Agreement apply mutatis mutandis to “Proprietary Information” (as that term is defined in the Employment Agreement) learned by or made available to Zorn during the Transition Period and shall survive the end of the Transition Period.

(b) Zorn agrees that he will refrain from any interference with Targacept’s business opportunities and from any and all remarks or conduct that are inconsistent with the non-adversarial spirit of this Agreement, including, without limitation, refraining from comments, oral or written, that disparage, defame, libel, slander, or otherwise damage Targacept, its business, its scientific areas of interest (e.g., neuronal nicotinic receptors) or any of its product candidates, or any of the Releasees.

14. FULL CAPACITY. Zorn attests that he possesses sufficient education and experience to understand fully the extent and impact of the provisions of this Agreement. Zorn affirms that he is fully competent to execute this Agreement and that he does so voluntarily and without any coercion, undue influence, threat or intimidation of any kind or type. Zorn represents that he has not assigned or transferred any of the claims released under this Agreement.

15. DISPUTED CLAIMS. It is agreed by both parties that this Agreement shall not in any way be construed, directly or indirectly, as an admission by Targacept that it has acted wrongfully with respect to Zorn or any other person, or that Zorn has any rights whatsoever against Targacept, other than as expressly herein stated. Targacept expressly disclaims and denies any liability to or wrongful acts against Zorn or any other person on the part of Targacept or any agents, directors, officers, attorneys, employees, or representatives of Targacept.

16. ADVICE TO SEEK COUNSEL. Zorn acknowledges and agrees that he has been encouraged by Targacept to consult with counsel of his choosing prior to executing this Agreement.

17. CONSIDERATION AND REVIEW PERIOD. Zorn agrees that he has been provided twenty-one (21) days in which to consider and review this Agreement and to obtain any legal advice Zorn deems appropriate from the attorney of his choice.

18. REVOCATION PERIOD. After returning a signed original of this Agreement to the Company, Zorn may revoke his agreement in Section 11 to waive claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”) by providing written notice to Targacept within seven (7) days after the date of signature of the later of Zorn or Targacept to sign below (the “ADEA Revocation Right”). The ADEA Revocation Right will be exercised by Zorn only if Zorn provides such written notice to Targacept, Inc., 100 North Main Street, Suite 1510, Winston-Salem, NC 27101-4072, Attn: Stephen A. Hill, President and Chief Executive Officer.

19. RETURN OF PROPERTY. Zorn covenants that:

(a) On or before the Resignation Date, he shall: (i) return to Targacept all property (including, for clarity but without limitation, Proprietary Information, as that term is defined in the Employment Agreement) belonging to Targacept, including, without limitation, all keys, badges, virtual private network (vpn) fobs, phones or other handheld devices and computers (to the extent not purchased from Targacept), equipment, software, documents, handbooks, manuals, files and other materials and information obtained by or furnished to Zorn in connection with his employment with the Company; and (ii) provide to Karen A. Hicks, Vice President, Human Resources, all user names, passwords, access codes and the like in his possession or control, or of which he is aware, related to Targacept or any Targacept database or other property or system; and (iii) remove from any personal computer(s) and media any and all information concerning Targacept that he obtained in connection with his employment with the Company, including without limitation, Proprietary Information. Notwithstanding anything herein to the contrary, the Company shall reimburse Zorn for all out-of-pocket costs incurred by Zorn to ship to the Company equipment or other materials from his office in Massachusetts, if any.

(b) On or before the last day of the Transition Period he shall: (i) return to Targacept all property (including, for clarity but without limitation, Proprietary Information made available to Zorn during the Transition Period) belonging to Targacept, including, without limitation, all keys, badges, virtual private network (vpn) fobs, phones or other handheld devices, computers, equipment, software, documents, handbooks, manuals, files and other materials and information obtained or furnished to Zorn to enable the performance of Transition Services; and (ii) remove from any personal computer(s) and media any and all information concerning Targacept that he obtained in connection with his performance of Transition Services, including without limitation, Proprietary Information.

20. PERFORMANCE. Targacept will make the payments and provide the benefits set forth in Section 4(a) provided Zorn complies with and meets his obligations under this Agreement and Section 5 of the Employment Agreement. In the event that Zorn breaches any of his covenants or promises, or causes any covenants or promises to be breached, in addition to any other rights or remedies available to Targacept, at law or otherwise, Targacept’s obligation to perform under this Agreement shall automatically terminate and Targacept shall have no further liability or obligation to Zorn. Alternatively, Targacept may seek injunctive relief to enforce the provisions of this Agreement.

21. ENTIRE AGREEMENT; COMPLETE DEFENSE. The parties acknowledge and represent that, with the express exception of (a) Section 5 of the Employment Agreement, (b) the Retention Award Agreement, (c) the Stock Option Letter Agreement, and (d) the Indemnification Agreement, which survive the Resignation Date and remain in full force and effect, this Agreement contains the entire agreement between them regarding the matters set forth and that it supersedes all previous negotiations, discussions, communications and understandings regarding such matters. The parties further acknowledge that no representations, inducements, promises or agreements, oral or written, have been made by either party or by anyone acting on behalf of either party that are not embodied in this Agreement. The terms of this Agreement are contractual and not a mere recital and the parties agree that the contents of this Agreement may be used in evidence to demonstrate Zorn’s knowing and valid release of claims as stated herein.

The parties agree that the General Release contained in Section 11 (subject to the third paragraph thereof) may be treated as a complete defense to any legal, equitable or administrative action that may be brought, instituted or taken by Zorn, or on his behalf, against any of the Releasees and shall forever be a complete bar to the commencement or prosecution of any claim, demand, lawsuit, charge or other legal proceeding of any kind against any of the Releasees relating to Targacept, Targacept’s business, Zorn’s employment with Targacept and the termination of Zorn’s employment with Targacept.

22. APPLICABLE LAW AND FORUM. North Carolina law shall govern the interpretation and enforcement of this Agreement, without regard to its conflicts of laws provisions. Zorn agrees that the exclusive and convenient forum for any civil lawsuit relating to this Agreement shall be any proper state court within Forsyth County in the State of North Carolina or, if jurisdiction exists, the United States District Court for the Middle District of North Carolina.

23. PARTIAL INVALIDITY. The parties agree that the provisions of this Agreement shall be deemed severable and that the invalidity or unenforceability of any portion or any provision shall not affect the validity or enforceability of the other portions or provisions. Such provisions shall be appropriately limited and given effect to the extent that they may be enforceable.

24. BINDING AGREEMENT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of Zorn, on the one hand, and to Targacept and its successors and permitted assigns, on the other hand. This Agreement and any rights or obligations hereunder may be assigned by the Company to the successor of all or substantially all of its business or to an affiliate of the Company. Neither this Agreement nor any of the rights and obligations of Zorn hereunder may be assigned or delegated by Zorn without the Company’s prior written consent.

25. NOTICES. Any notice or other communication hereunder shall be given in writing to the applicable party at its address (or email address) below (or such other address as such party designates by written notice given to each other party):

Peter A. Zorn [ADDRESS]	Targacept, Inc. 100 North Main Street, Suite 1510 Winston-Salem, NC 27101-4072 Attention: Stephen A. Hill, President and Chief Executive Officer stephen.hill@targacept.com

Notices shall be deemed received upon actual delivery.

26. AMENDMENT AND WAIVER. This Agreement may not be modified or amended except in a writing signed by Zorn and an authorized representative of the Company. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition hereof will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

27. NO THIRD PARTY BENEFICIARIES. This Agreement is for the sole benefit of Zorn, on the one hand, and the Company and its permitted successors and assigns, on the other hand, and shall not be construed as conferring any rights on any other party.

IN WITNESS WHEREOF, the parties have set their hands and seals on this Agreement:

/s/ Peter A. Zorn		Date:	8/13/13
Peter A. Zorn

TARGACEPT, INC.

By:	/s/ Stephen A. Hill	Date:	August 13, 2013
Stephen A. Hill
President and Chief Executive Officer